Exhibit 99.1

For Immediate Release:

FELCOR ANNOUNCES PREFERRED STOCK OFFERING

     IRVING, Texas...August 18, 2004 – FelCor Lodging Trust Incorporated (NYSE: FCH), the nation’s second largest hotel real estate investment trust (REIT), today announced that it was commencing an offering, subject to market and other conditions, of approximately 2,000,000 additional shares of its $1.95 Series A Cumulative Convertible Preferred Stock (NYSE: FCHPRA). The offering is being made pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission. In connection with the offering, FelCor will grant the underwriters an over-allotment option to purchase up to an additional 300,000 shares of Series A preferred stock.

     The net proceeds of the offering, estimated to be approximately $46 million before any exercise of the underwriters’ over-allotment option, will be used along with excess cash to retire at least $50 million of FelCor’s 9.5% Senior Notes due 2008 that currently bear interest at 10%. Citigroup and Bear, Stearns & Co. Inc. will be joint lead managers and joint bookrunners for the offering.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. Offers of the securities will be made only by means of a prospectus supplement and an accompanying prospectus, copies of which may be obtained from the offices of Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th floor, Brooklyn, NY 11220.

     This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

     FelCor is the nation’s second largest lodging REIT and the largest owner of full service, all-suite hotels. FelCor’s consolidated portfolio is comprised of 150 hotels, located in 33 states and Canada. FelCor owns 70 upscale, all-suite hotels, and is the owner of the largest number of Embassy Suites Hotels® and Doubletree Guest Suites® hotels in the U.S. FelCor’s portfolio also includes 70 hotels in the upscale and full service segments. FelCor has a current market capitalization of approximately $3.0 billion. Additional information can be found on FelCor’s Web site at www.felcor.com.

     With the exception of historical information, the matters discussed in this news release include “forward looking statements” within the meaning of the federal securities laws. Forward looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those currently anticipated. Certain of these risks and uncertainties are described in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Contact:

Andrew J. Welch, Senior Vice President and Treasurer	(972) 444-4982	awelch@felcor.com
Stephen Schafer, Vice President, Investor Relations	(972) 444-4912	sschafer@felcor.com
Monica L. Hildebrand, Vice President of Communications	(972) 444-4917	mhildebrand@felcor.com

###